VP Distributors, Inc.

100 Pearl Street

Hartford, CT 06103

VIRTUS FUNDS

SALES AGREEMENT

To:	Dealer Name
Attention:
Address
City, State, Zip Code

VP Distributors, Inc. (“VPD”, “we”, “us”, or “our”) invites you to participate in the sale and distribution of shares of registered investment companies (which shall collectively be referred to hereinafter as the “Funds”) for which we are national distributor or principal underwriter, and which may be listed in Annex A hereto which such Annex may be amended by us from time to time. Upon acceptance of this agreement by VPD, you may offer and sell shares of each of the Funds (hereafter “Shares”) subject, however, to the terms and conditions hereof including our right to suspend or cease the sale of such shares. For the purposes hereof, the above referenced dealer shall be referred to as “you”.

1.	You understand and agree that in all sales of Shares to the public, you shall act as dealer for your own account. All purchase orders and applications are subject to acceptance or rejection by us in our sole discretion and are effective only upon confirmation by us. Each purchase will be deemed to have been consummated in our principal office subject to our acceptance and effective only upon confirmation to you by us.

2.	You agree that all purchases of Shares by you shall be made only for the purpose of covering purchase orders already received from your customers (who may be any person other than a securities dealer or broker) or for your own bona-fide investment.

3.	You shall offer and sell Shares purchased pursuant to this agreement for the purpose of covering purchase orders of your customers, to the extent applicable, (a) at the current public offering price (“Offering Price”) for Class A Shares or (b) at the Net Asset Value for Class B and Class C shares as set forth in the current prospectus of each of the funds. The offer and sale of Class B Shares by you is subject to Annex B hereto, “Compliance Standards for the Sale of the Virtus Funds Under Their Alternative Purchase Arrangements”.

4.	You shall pay us for Shares purchased within three (3) business days of the date of our confirmation to you of such purchase or within such time as required by applicable rule or law. The purchase price shall be (a) the Offering Price, less only the applicable dealer discount (Dealer Discount) for Class A Shares, if applicable, or (b) the Net Asset Value, less only the applicable sales commission (Sales Commission) for Class B or Class C Shares, if applicable, as set forth in the current prospectus at the time the purchase is received by us. We have the right, without notice, to cancel any order for which payment of good and sufficient funds has not been received by us as provided in this paragraph, in which case you may be held responsible for any loss suffered by us resulting from your failure to make payment as aforesaid.

5.	You understand and agree that any Dealer Discount, Sales Commission or fee is subject to change from time to time without prior notice. Any orders placed after the effective date of any such change shall be subject to the Dealer Discount or Sales Commission in effect at the time such order is received by us.

6.

You understand and agree that Shares purchased by you under this Agreement will not be delivered until payment of good and sufficient funds has been received by us. Delivery of Shares will be made by credit to a shareholder open account unless delivery of certificates is specified in the purchase order. In order to avoid unnecessary delay, it is understood that, at your request, any Shares resold by you to one of your customers will be delivered (whether by credit to a shareholder open account or by delivery of certificates) in the name of your customer.

7.	You understand that on all purchases of Shares to which the terms of this Agreement are applicable by a shareholder for whom you are dealer of record, we will pay you an amount equal to the Dealer Discount, Sales Commission or fees which would have been paid to you with respect to such Shares if such Shares had been purchased through you. You understand and agree that the dealer of record for this purpose shall be the dealer through whom such shareholder most recently purchased Shares of such fund, unless the shareholder or you have instructed us otherwise. You understand that all amounts payable to you under this paragraph and currently payable under this agreement will be paid as of the end of the month unless specified otherwise for the total amount of Shares to which this paragraph is applicable but may be paid more frequently as we may determine in our discretion. Your request for Dealer Discount or Sales Commission reclaims will be considered if adequate verification and documentation of the purchase in question is supplied to us, and the reclaim is requested within three years of such purchase.

8.	We appoint the transfer agent (or identified sub-transfer agent) for each of the Funds as our agent to execute the purchase transaction of Shares and to confirm such purchases to your customers on your behalf, and you guarantee the legal capacity of your customers so purchasing such Shares. You further understand that if a customer’s account is established without the customer signing the application form, you hereby represent that the instructions relating to the registration and shareholder options selected (whether on the application form, in some other document or orally) are in accordance with the customer’s instructions and you agree to indemnify the Funds, the transfer agent (or identified sub-transfer agent) and us for any loss or liability resulting from acting upon such instructions.

9.	Upon the purchase of Class A Shares pursuant to a Letter of Intent, you will promptly return to us any excess of the Dealer Discount previously allowed or paid to you over that allowable in respect to such larger purchases.

10.	Unless at the time of transmitting a purchase order you advise us to the contrary, we may consider that the investor owns no other Shares and may further assume that the investor is not entitled to any lower sales charge than that accorded to a single transaction in the amount of the purchase order, as set forth in the current prospectus.

11.	You understand and agree that if any Shares purchased by you under the terms of this Agreement are, within seven (7) business days after the date of our confirmation to you of the original purchase order for such Shares, repurchased by us as agent for such fund or are tendered to such fund for redemption, you shall forfeit the right to, and shall promptly pay over to us the amount of, any Dealer Discount or Sales Commission allowed to you with respect to such Shares. We will notify you of such repurchase or redemption within ten (10) days of the date upon which certificates are delivered to us or to such fund or the date upon which the holder of Shares held in a shareholder open account places or causes to be placed with us or with such fund an order to have such shares repurchased or redeemed.

12.	You agree that, in the case of any repurchase of any Shares made more than seven (7) business days after confirmation by us of any purchase of such Shares, except in the case of Shares purchased from you by us for your own bona fide investment, you will act only as agent for the holders of such Shares and will place the orders for repurchase only with us. It is understood that you may charge the holder of such Shares a fair commission for handling the transaction.

13.	Our obligations to you under this Agreement are subject to all the provisions of the respective distribution agreements entered into between us and each of the Funds. You understand and agree that in performing your services under this agreement you are acting in the capacity of an independent contractor, and we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection therewith. Nothing in the Agreement shall be construed to constitute you or any of your agents, employees, or representatives as our agent, partner or employee, or the agent, partner of employee of any of the Funds.

In connection with the sale and distribution of shares of Virtus Funds, you agree to indemnify and hold us and our affiliates, employees, and/or officers harmless from any damage or expense as a result of (a) the negligence, misconduct or wrongful act by you or any employee, representative, or agent of yours and/or (b) any actual or alleged violation of any securities laws, regulations or orders. Any indebtedness or obligation of yours to us whether arising hereunder or otherwise, and any liabilities incurred or moneys paid by us to any person as a result of any misrepresentation, wrongful or unauthorized act or omission, negligence of, or failure of you or your employees, representatives or agents to comply with the Sales Agreement, shall be set off against any compensation payable under this agreement. Any differential between such expenses and compensation payable hereunder shall be payable to us upon demand. The terms of this provision shall not be impaired by the termination of this agreement.

In connection with the sale and distribution of shares of Virtus Funds, we agree to indemnify and hold you harmless from any damage or expense on account of the gross and willful negligence, misconduct or wrongful act of us or any employee, representative, or agent of ours which arises out of or is based upon any untrue statement or alleged untrue statement of material fact, or the omission or alleged omission of a material fact in: (i) any registration statement, including any prospectus or any post-effective amendment thereto; or (ii) any material prepared and/or supplied by us for use in conjunction with the offer or sale of Virtus Funds; or (iii) any state registration or other document filed in any state or jurisdiction in order to qualify any Fund under the securities laws of such state or jurisdiction. The terms of this provision shall not be impaired by the termination of this agreement.

14.	We will supply you with reasonable quantities of the current prospectus, periodic reports to shareholders, and sales materials for each of the Funds. You agree not to use any other advertising or sales material relating to the sale of shares of any of the Funds unless other advertising or sales material is pre-approved in writing by us.

15.	You agree to offer and sell Shares only in accordance with the terms and conditions of the then current prospectus of each of the Funds and subject to the provisions of this Agreement, and you will make no representations not contained in any such prospectus or any authorized supplemental sales material supplied by us. You agree to use your best efforts in the development and promotion of sales of the Shares covered by this Agreement, and agree to be responsible for the proper instruction, training and supervision of all sales representatives employed by you in order that such Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. All expenses incurred by you in connection with your activities under this Agreement shall be borne by you. In consideration for the extension of the right to exercise telephone exchange and redemption privileges to you and your registered representatives, you agree to bear the risk of any loss resulting from any unauthorized telephone exchange or redemption instructions from you or your registered representatives. In the event we determine to refund any amounts paid by any investor by reason of such violation on your part, you shall forfeit the right to, and pay over to us, the amount of any Dealer Discount or Sales Commission allowed to you with respect to the transaction for which the refund is made.

16.	You represent that you are properly registered as a broker or dealer under the Securities and Exchange Act of 1934 and are member of the Financial Industry Regulatory Authority, Inc. (FINRA) and agree to maintain membership with FINRA or in the alternative, that you are a foreign dealer not eligible for membership with FINRA. You agree to notify us promptly of any change, termination or suspension of the foregoing status. You agree to abide by all the rules and regulations of FINRA and NASD Rules, including NASD Conduct Rule 2830, which is incorporated herein by reference as if set forth in full. You further agree to comply with all applicable state and Federal laws and the rules and regulations of applicable regulatory agencies. You further agree that you will not sell, or offer for sale, Shares in any jurisdiction in which such Shares have not been duly registered or qualified for sale. You agree to promptly notify us with respect to (a) the initiation and disposition of any formal disciplinary action by the FINRA or any other agency or instrumentality having jurisdiction with respect to the subject matter hereof against you or any of your employees or agents; (b) the issuance of any form of deficiency notice by the FINRA or any such agency regarding your training, supervision or sales practices; and (c) the effectuation of any consensual order with respect thereto.

16.1	Patriot Act. You shall employ policies and procedures designed to comply with the rules and regulations promulgated from time to time by the Office of Foreign Asset Control (including transactions involving embargoed countries or Specifically Designated Nationals and Blocked Persons) and all other applicable money laundering restrictions, including, without limitation, such restrictions as may be adopted pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) of 2001 with respect to similarly situated financial institutions as VPD. You agree that you will perform the Customer Identification Program requirements of the USA Patriot Act, as applicable, with respect to Accounts established and transactions made pursuant to this Agreement.

16.2	Sarbanes-Oxley Act. You agree to cooperate with VPD and will facilitate the filing by VPD, each underlying registered investment companies (collectively, the “Funds”) and/or their respective officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, furnishing such sub-certifications from your relevant officers with respect to the services performed by you under this Agreement as reasonably requested from time to time.

16.3	Rule 38a-1. Upon reasonable request, you agree to provide your written policies and procedures to the Funds’ chief compliance officer for review and the Funds’ board of trustees’ approval to assist our compliance with Rule 38a-1 under the Investment Company Act of 1940, as amended. You further agree to cooperate with VPD in its review of such written policies and procedures, including, without limitation, furnishing such certifications and sub-certifications as VPD shall reasonably request from time to time. You agree that you shall promptly notify VPD and Funds in the event that a “material compliance matter” (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect the services you provide under this Agreement.

16.4	Late Trading. You will accept no orders for the purchase and redemption of Fund shares after 4:00 p.m. Eastern time on any Business Day. For the purposes hereof, a “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission (hereinafter, the “SEC”), as amended from time to time, subject to such terms and conditions as may be set forth in the registration statements for the Funds as filed with the SEC, as the same shall be amended from time to time.

16.5	Market Timing. VPD may refuse to sell shares of any Fund (or series thereof) to any person, or suspend or terminate the offering of shares of any Fund (or series thereof), if such action is required by law or by regulatory authorities having jurisdiction with respect to VPD or Fund, as the case may be, or is, in the reasonable discretion of VPD, reasonably necessary in order to protect the best interests of its investors. You shall establish and maintain policies and procedures reasonably designed to detect, monitor and deter (including, without limitation, rejecting specific purchase orders) account owners (or their agents) whose purchase and redemption activity follows a market timing pattern, and to take such other actions as you deem necessary to discourage or reduce market timing activity. For the purposes hereof, “market timing activity” shall mean and refer to any discernable pattern of excessive trading in and out of a Fund (or series thereof) by one or more account owners (or their agents), including, without limitation, any purchase and sale (round trip) in and out of a single series of a Fund within any thirty day period. The parties acknowledge that, if necessary, such policies and procedures may include the identification of account owners engaged in such market timing activity and the imposition of restrictions on their requests to purchase or exchange Fund shares. You shall provide reasonable reports regarding your implementation and enforcement of such restrictions on purchase and redemption activity that follows a market-timing pattern upon request.

17.	Shareholder Information and SEC Rule 22c-2. If trading as an Intermediary (a broker, dealer, bank or other entity that holds securities of record issued by the Funds in nominee name; and in the case of a participant-directed employee benefit plan that owns securities issued by the Funds; a retirement plan administrator under ERISA or any entity that maintains the plan’s participant records) you hereby agree as follows:

17.1	Agreement to Provide Information. Intermediary agrees to provide the Funds, upon written request, the taxpayer information number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request.

17.1.1	Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. If requested by the Fund, Intermediary agrees to provide the information specified in 17.1 for each trading day.

17.1.2

Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Funds or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Fund Agent promptly; or (iii) if directed by the Fund Agent, block further purchases of Fund shares from such accountholder. In such instance, Intermediary agrees to inform the Fund Agent whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

17.1.3	Limitations on Use of Information. The Fund Agent agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

17.2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions of the Funds’ shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Funds for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

17.2.1	Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include any equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

17.2.2	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

17.2.3	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund Agent that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

17.3	Definitions. For purposes of this paragraph:

17.3.1	The term “Funds” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

17.3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

17.3.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name or, if applicable, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

18.	Either party may terminate this agreement for any reason by written or electronic notice to the other party which termination shall become effective fifteen (15) days after the date of mailing or electronically transmitting such notice to the other party. We may also terminate this agreement for cause or as a result of a violation by you, as determined by us in our discretion, of any of the provisions of this Agreement, said termination to be effective on the date of mailing written or electronic notice to you of the same. Without limiting the generality of the foregoing, your own expulsion from the FINRA will automatically terminate this Agreement without notice. Your suspension from the FINRA or violation of applicable state or Federal laws or rules and regulations of applicable regulatory agencies will terminate this Agreement effective upon the date of our mailing written notice or transmitting electronic notice to you of such termination. Our failure to terminate this Agreement for any cause shall not constitute a waiver of our right to so terminate at a later date.

19.	All communications and notices to you or us shall be sent to the addresses set forth at the beginning of this Agreement or to such other address as may be specified in writing from time to time.

20.

VPD agrees to comply with all laws, rules, regulations, and ordinances relating to privacy, confidentiality, security, data security, and the handling of customer information which may from time to time be established. VPD agrees not to disclose or use any consumer nonpublic personal information (including nonpublic personal financial information and nonpublic personal health information), which may be supplied by you to VPD in performance under this Agreement other than to: a) carry out the purpose for which the information was provided; and b) to use or disclose the information as otherwise permitted or required by law. You agree to comply with all laws, rules, regulations, and ordinances relating to privacy, confidentiality, security, data security, and the handling of customer information which may from time to time be established. You agree not to disclose or use any consumer nonpublic personal information (including nonpublic personal financial information and nonpublic personal health information), which may be supplied by VPD to you in performance under this Agreement other than to: a) carry out the purpose for which the information was provided; and b) to use or disclose the information as otherwise permitted or required by law. This provision will survive and continue in full force and effect after the termination of this Agreement.

21.	This agreement shall become effective upon the date of its acceptance by us as set forth herein. This agreement may be amended by VPD from time to time. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Connecticut. This agreement is not assignable or transferable, except that we may assign or transfer this agreement to any successor distributor of the Shares described herein.

ACCEPTED ON BEHALF OF		ACCEPTED ON BEHALF OF

VP DISTRIBUTORS, INC.
Name of Dealer Firm

Date ______________________________		Date ______________________________

By		By

Name	Jeffery T. Cerutti	Print Name

Title	President	Print Title

FINRA CRD Number

VPD 80 (March 25, 2011 rev.)

Virtus Mutual Funds Sales Agreement

Amended Annex A March 25, 2011

VP Distributors, Inc.

Virtus Mutual Funds and Available Share Classes

ALTERNATIVES		FIXED INCOME
Virtus Alternatives Diversifier Fund	A C I	Virtus Bond Fund	A C I
Virtus Global Commodities Stock Fund	A C I	Virtus CA Tax-Exempt Bond Fund	A I
Virtus Global Infrastructure Fund	A C I	Virtus High Yield Fund	A C
Virtus Global Real Estate Securities Fund	A C I	Virtus High Yield Income Fund	A C I
Virtus International Real Estate Securities Fund	A C I	Virtus Insight Government Money Market Fund	A I
Virtus Market Neutral Fund	A C I	Virtus Insight Money Market Fund	A E I
Virtus Real Estate Securities Fund	A C I	Virtus Insight Tax-Exempt Money Market Fund	A I
		Virtus Institutional Bond Fund	XY
ASSET ALLOCATION		Virtus Intermediate Government Bond Fund	A I
Virtus Allocator Premium AlphaSector™ Fund	A C I	Virtus Intermediate Tax-Exempt Bond Fund	A C I
Virtus Balanced Fund	A C	Virtus Multi-Sector Fixed Income Fund	A C I
Virtus Balanced Allocation Fund	A C I	Virtus Multi-Sector Short Term Bond Fund	A C I T
Virtus Tactical Allocation Fund	A C	Virtus Senior Floating Rate Fund	A C I
		Virtus Short/Intermediate Bond Fund	A C I
EQUITY		Virtus Tax-Exempt Bond Fund	A C I
Virtus AlphaSector™ Rotation Fund	A C I
Virtus Core Equity Fund	A C I	INTERNATIONAL/GLOBAL
Virtus Growth & Income Fund	A C I	Virtus Emerging Market Opportunities Fund	A C I
Virtus Mid-Cap Core Fund	A C I	Virtus Foreign Opportunities Fund	A C I
Virtus Mid-Cap Growth Fund	A C I	Virtus Global Opportunities Fund	A C
Virtus Mid-Cap Value Fund	A C I	Virtus Global Premium AlphaSector™ Fund	A C I
Virtus Premium AlphaSector™ Fund	A C I	Virtus Greater Asia ex Japan Opportunities Fund	A C I
Virtus Quality Large-Cap Value Fund	A C I	Virtus Greater European Opportunities Fund	A C I
Virtus Quality Small-Cap Fund	A C I	Virtus International Equity Fund	A C I
Virtus Small-Cap Core Fund	A C I
Virtus Small-Cap Sustainable Growth Fund	A C I
Virtus Strategic Growth Fund	A C I
Virtus Value Equity Fund	A C I
Virtus Value Equity Fund	A C I

VP Distributors, Inc. 100 Pearl Street, Hartford, CT 06103

Marketing: (800) 243-4361	Customer Service: (800) 243-1574	www.Virtus.com

Applicable waivers of Class A sales charges and Class B and C contingent deferred sales charges are described in the prospectus.

Class A Shares

	Equity, Asset Allocation, International/Global, Alternative Funds:		Bond, High Yield, Multi-Sector Fixed Income, High Yield Income, and Intermediate Government Bond Funds:

Amount of Transaction Plus Applicable Rights of Accumulation:	Sales Charge As Percentage of Offering Price	Dealer Discount or Agency Fee As Percentage of Offering Price	Sales Charge As Percentage of Offering Price	Dealer Discount or Agency Fee As Percentage of Offering Price
Less than $50,000	5.75%	5.00%	3.75%	3.25%
$50,000 but under $100,000	4.75	4.25	3.50	3.00
$100,000 but under $250,000	3.75	3.25	3.25	2.75
$250,000 but under $500,000	2.75	2.25	2.25	2.00
$500,000 but under $1,000,000	2.00	1.75	1.75	1.50
$1,000,000 or more	None	None	None	None

	Intermediate Tax Exempt Bond, Short/Intermediate Bond, Tax-Exempt Bond, CA Tax-Exempt Bond and Senior Floating Rate Funds:		Multi-Sector Short Term Bond Fund:

Amount of Transaction Plus Applicable Rights of Accumulation:	Sales Charge As Percentage of Offering Price	Dealer Discount or Agency Fee As Percentage of Offering Price	Sales Charge As Percentage of Offering Price	Dealer Discount or Agency Fee As Percentage of Offering Price
Less than $50,000	2.75%	2.25%	2.25%	2.00%
$50,000 but under $100,000	2.25	2.00	1.25	1.00
$100,000 but under $250,000	1.75	1.50	1.00	1.00
$250,000 but under $500,000	1.25	1.00	1.00	1.00
$500,000 but under $1,000,000	1.00	1.00	0.75	0.75
$1,000,000 or more	None	None	None	None

There is no Class A sales charge for the Virtus Money Market Funds.

Distribution Fee: 0.10% For distribution services with respect to the Virtus Insight Money Market Fund, Virtus Insight Government Money Market Fund and the Virtus Insight Tax-Exempt Money Market Fund, VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.10% annually, based on the average daily net asset value of such Funds sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. Dealers must have an aggregate value of $50,000 in each such fund to qualify for payment. See the last page of this Annex A for Terms and Conditions for Service and Distribution Fees.

Service Fee: 0.25% For providing shareholder services such as responding to shareholder inquiries; processing redemptions; changing dividend options, account designations, and addresses; transmitting proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders; and providing such other information and assistance to shareholders as may be reasonably requested by such shareholders, VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.25% annually. The Service Fee is based on the average daily net asset value of Class A shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. Dealers must have an aggregate value of $50,000 or more in a Fund Class to qualify for payment in that Fund Class. The Service Fee for shares on which a Finder’s Fee has been paid will commence in the thirteenth month following purchase of Class A shares. See the last page of this Annex A for Terms and Conditions for Service and Distribution Fees.

Finder’s Fee and CDSC Applicable to AlphaSector Allocation, AlphaSector Rotation and Fixed Income Funds (excluding Money Market Funds): VPD may pay broker-dealers a Finder’s Fee in an amount equal to 0.50% of eligible Class A Share purchases from $1,000,000 to $3,000,000 and 0.25% on amounts greater than $3,000,000. Purchases by an account in the name of a qualified employee benefit plan are eligible for a Finder’s Fee only if such plan has at least 100 eligible employees. A contingent deferred sales charge of 0.50% may apply on certain redemptions made within 18 months following purchases of Class A shares on which a Finder’s Fee has been paid to a dealer. The 18 month period begins on the last day of the month preceding the month in which the purchase was made.

Finder’s Fee and CDSC Applicable to Equity, Asset Allocation, International/Global, and Alternative Funds Class A Shares: (excluding AlphaSector Allocation and AlphaSector Rotation Funds) VPD may pay broker-dealers a Finder’s Fee in an amount equal to 1.00% of eligible Class A Share purchases from $1,000,000 to $3,000,000, 0.50% on amounts of $3,000,0001 to $10,000,000 and 0.25% on amounts greater than $10,000,000. Purchases by an account in the name of a qualified employee benefit plan are eligible for a Finder’s Fee only if such plan has at least 100 eligible employees. A contingent deferred sales charge of 1% may apply on certain redemptions made within 18 months following purchases of Class A shares on which a Finder’s Fee has been paid to a dealer. The 18 month period begins on the last day of the month preceding the month in which the purchase was made.

Class B Shares

As of December 1, 2009, Class B shares of the Virtus Mutual Funds are no longer available for purchase by new or existing shareholders, except for the reinvestment of dividends or capital gains distributions into existing Class B share accounts, and for exchanges from existing Class B share accounts to other Virtus Mutual Funds with Class B shares.

	CDSC (Except Virtus Multi-Sector Short Term Bond Fund and Virtus Market Neutral Fund)	CDSC Virtus Multi-Sector Short Term Bond Fund	CDSC Virtus Market Neutral Fund

Years since Each Purchase:	Contingent Deferred Sales Charge:	Contingent Deferred Sales Charge:	Contingent Deferred Sales Charge
First	5.0%	2.0%	5.0%
Second	4.0	1.5	4.0
Third	3.0	1.0	3.0
Fourth	2.0	0.0	3.0
Fifth	2.0	0.0	2.0
Sixth	0.0	0.0	1.0

Dealers maintaining omnibus accounts, upon redemption of a customer account within the time frames specified above, shall charge such customer account the appropriate contingent deferred sales charge as indicated and shall forward the proceeds to VPD.

Service Fee: 0.25% For providing shareholder services such as responding to shareholder inquiries; processing redemptions; changing dividend options, account designations, and addresses; transmitting proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders; and providing such other information and assistance to shareholders as may be reasonably requested by such shareholders, VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.25% annually, based on the average daily net asset value of Class B shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. Dealers must have an aggregate value of $50,000 or more in a Fund Class to qualify for payment in that Fund Class. The Class B Service Fee is paid beginning in the 13th month following each purchase. See the last page of this Annex A for Terms and Conditions for Service and Distribution Fees.

Class C Shares

Sales Commission:	1% for all Class C Funds except Virtus Multi-Sector Short Term Bond Fund
0% for Virtus Multi-Sector Short Term Bond Fund
For exchanges from Virtus Multi-Sector Short Term Bond Fund Class C to other Class C shares, the dealer will receive 1% sales commission on the exchanged amount.

CDSC: 1% for all Class C Funds, except Virtus Market Neutral Fund (1.25% CDSC) and Virtus Multi-Sector Short Term Bond Fund (no CDSC). Dealers maintaining omnibus accounts, upon redemption of a customer account within the time frames specified below, shall charge such customer account the appropriate contingent deferred sales charge as indicated and shall forward the proceeds to VPD. The CDSC on Class C shares is 1% for one year from each purchase.

Distribution Fee: 0.25% - 0.75% VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.25% annually for Virtus Multi-Sector Short Term Bond Fund, 0.70% for the Virtus Market Neutral Fund, and 0.75% annually for all other Class C Funds, based on the average daily net asset value of Class C shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. The Class C Trail Fee is paid beginning in the 13th month following each purchase. There is no hold for the Class C Trail Fee for the Virtus Multi-Sector Short Term Bond Fund. See the last page of this Annex A for Terms and Conditions for Service and Distribution Fees.

Service Fee: 0.25% For providing shareholder services such as responding to shareholder inquiries; processing redemptions; changing dividend options, account designations, and addresses; transmitting proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders; and providing such other information and assistance to shareholders as may be reasonably requested by such shareholders, VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.25% annually, based on the average daily net asset value of Class C shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. The Class C Service Fee is paid beginning in the 13th month following each purchase. There is no hold for the Class C Service Fee for the Virtus Multi-Sector Short Term Bond Fund. See the last page of this Annex A for Terms and Conditions for Service and Distribution Fees.

Class I Shares

There is no dealer compensation payable on Class I shares.

Class T Shares – Virtus Multi-Sector Short Term Bond Fund only

Dealer Concession: 1%

CDSC: 1% for one year from the date of each purchase.

Service Fee: 0.25% For providing shareholder services such as responding to shareholder inquiries; processing redemptions; changing dividend options, account designations, and addresses; transmitting proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders; and providing such other information and assistance to shareholders as may be reasonably requested by such shareholders, VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.25% annually, based on the average daily net asset value of Class T shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. The Class T Service Fee is paid beginning in the 13th month following each purchase. See below for Terms and Conditions for Service and Distribution Fees.

Distribution Fee: 0.75% VPD intends to pay a quarterly fee to qualifying dealers at the equivalent of 0.75% annually, based on the average daily net asset value of Class T shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. The Class T Distribution Fee is paid beginning in the 13th month following each purchase. See below for Terms and Conditions for Service and Distribution Fees.

Class X and Y Shares Virtus Institutional Bond Fund Only

Finder’s Fee: 0.10% - 0.50% VPD may pay dealers, from its own profits and resources, a percentage of the net asset value of Class X and Class Y shares sold, equal to 0.50% on the first $5 million, 0.25% on the next $5 million, plus 0.10% on the amount in excess of $10 million. If all or part of such purchases are subsequently redeemed within one year of the investment date, the dealer will refund to VPD the full Finder’s Fee paid.

Class Y Service Fee*: 0.25% For providing shareholder services, VPD intends to pay qualifying dealers a quarterly fee at the equivalent of 0.25% annually, based on the average daily net asset value of Class Y shares sold by such dealers and remaining on the Funds’ books during the period in which the fee is calculated. Dealers must have an aggregate value of $50,000 or more in a Fund to qualify for payment in that Fund. No Service Fee is paid on any Class X shares. See below for Terms and Conditions for Service and Distribution Fees.

Terms and Conditions for Service and Distribution Fees – All Share Classes

Applicable Service and Distribution Fees are paid pursuant to one or more distribution and/or service plans (“Plan”) adopted by certain of the Funds pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”). Payment of these fees will automatically terminate in the event such Plan terminates or is not continued or in the event that this Agreement terminates, is assigned or ceases to remain in effect. In addition, these fees may be terminated at any time, without the payment of any penalty, by vote of a majority of the members of the Funds’ Board of Trustees who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by vote of a majority of the outstanding voting securities of any Fund or Funds on not more than sixty days’ written notice to any other party to the Agreement.

VPD80A (March 25, 2011 rev.)